Exhibit 10.14

STOCK OPTION PLAN

Grant Date: **Stock Option Price:** **Last Date to Exercise:***

Optionee:

Shares Granted:

We are pleased to inform you that the Stock Option Committee of the Board has granted you an option to purchase Sunrise Senior Living, Inc. common stock. Your grant has been made under the Company's Stock Option Plan (the "Plan"), which, together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is attached. Please review it carefully.

This stock option grant has been executed on behalf of **Sunrise Senior Living, Inc.**

This is not a stock certificate or a negotiable instrument. Non-Transferable.

SUNRISE.
SENIOR LIVING

**Certain events can cause an earlier termination of the Option. See "Exercise" on reverse side.*

Vesting:

The Option becomes vested as to                          of the shares of Stock purchasable pursuant to the Option on each of the first                 anniversaries on the date of grant of the Option (the “Anniversary Dates”), if Optionee has been employed by the Corporation or a Subsidiary continuously from the Optionee’s date of grant to such Anniversary Date and so long as continuous employment has not been interrupted and the Optionee works a minimum of 1,000 hours in the plan year.
Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time (but not less than 100 shares unless the number of shares purchased is the total number available for purchase under the Option), by following the exercise procedures set up by the Company. All exercises must take place before the last Date to Exercise, or such earlier date following your death, disability or your ceasing to be an employee as described below under “Employment Requirements.” The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option. No option granted to a person who is required to file reports under Section 16(a) of the Securities Exchange Act of 1934 (as now in effect or hereafter amended) shall be exercisable during the first six months of the date of grant.
Employment Requirements:

If your employment terminates all further vesting of shares under this grant stops, and all unvested shares are canceled. As set out in Plan, you will have                         months after your employment ceases to exercise your vested options (unless your employment is terminated for “Cause’), and in the event of your death or total disability you or your estate will have a period of                          months to exercise any vested options. Your Option will terminate upon termination of your employment for “Cause.” Cause means, as determined by the Board, (i) fraud or theft against the Company or a subsidiary or conviction (no longer subject to appeal) for a felony offense; (ii) conviction (no longer subject to appeal) for a criminal offense involving moral turpitude; (iii) compromising trade secrets or other proprietary information of the Company or a subsidiary; (iv) willful failure or refusal to perform material assigned duties; or (v) gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or a subsidiary. If the Plan is terminated in accordance with Section 16(c) of the Plan, the Option may be exercised , in whole or in part, during such period occurring before such termination as the Board in its sole discretion shall determine and designate, and in any event immediately before the occurrence of such termination, whether or not such Option was otherwise exercisable at the time such termination occurs.
Taxes and Withholding:

This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any subsidiary.
Right of Repurchase:

The Company has the right to repurchase any or all of the shares of Company common stock acquired pursuant to this Option, at a price equal to the Option Price paid for such shares, (i) if the holder violates any agreement covering (a) non-competition with the Company or a subsidiary or (b) non-disclosure of confidential information of the Company or a subsidiary, (ii) if the holder is terminated for Cause (as defined above) or (iii) if, subsequent to termination of the holder’s service with the Company or a subsidiary, the Board determines that the holder committed acts or omissions which would have been the basis for a termination of holder’s service for Cause had such acts or omissions been discovered prior to termination of holder’s service. A notice of repurchase shall specify the price and date of closing of such repurchase, which shall be no later than 30 days from the date the Company exercises such right. In the event any such repurchase right is exercised, the holder of the Company common stock being repurchased shall be obligated to sell such stock to the Company.